Exhibit 99.1

Contact:
Preston Romm	Or:
CFO, EVP of Finance, Operations and Administration	Ina McGuinness/Lena Adams
Obagi Medical Products, Inc.	ICR, Inc.
562.628.1007	310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS SECOND QUARTER 2008
FINANCIAL RESULTS

-- Company Launches Solubilized Benzoyl Peroxide (BPO) Technology into Rx Pharmacy Distribution --

Long Beach, Calif. — August 11, 2008 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter and six months ended June 30, 2008.

For the second quarter of 2008, net sales were $27.8 million, up 7% from $26.1 million in the second quarter of 2007, with domestic and international sales representing 84% and 16% of sales, respectively.

Gross margin percentage was 81.8% in the second quarter of 2008, compared with 82.5% in the same quarter last year, and compared with 81.4% in the immediately preceding quarter. The slightly lower gross margin was due to a decline in licensing fees, partially offset by lower promotional costs.

Selling, general and administrative expenses increased $1.5 million to $14.0 million primarily due to an increase in direct sales, marketing and operational personnel, severance and recruitment costs, as well as additional costs associated with physician practice building and promotional activities associated with the company’s direct-to-consumer (DTC) awareness  campaign launched on August 1.

As anticipated, operating income was flat at $7.5 million, compared to a year ago.  Net income rose to $4.5 million, or $0.20 per diluted share, up from $3.9 million, or $0.18 per diluted share, for the second quarter of 2007.

Highlights from the company’s second quarter, and the subsequent weeks, include:

•                  Announced earlier today the first product launch into the Rx pharmacy-dispensed distribution channel with SoluCLENZ Rx Gel™.  SoluCLENZ is a clinically proven acne therapy that produces a high degree of efficacy without the associated concerns with antibiotic resistance versus current standard BPO/Clindamycin prescription combination drugs;

•                  Established 320 new physician accounts during the second quarter of 2008.  Active accounts as of June 30, 2008 was over 5,500, a 15% increase from a year ago;

•                  Conducted three presentations at the Summer American Academy of Dermatology meeting (July 30-Aug. 3), including interim data from a 140-patient, multicenter, investigator-blind, randomized, 10-week study that again confirms Obagi’s solubilized BPO formulation (CLENZIderm M.D.™ and SoluCLENZ Rx Gel) demonstrates greater efficacy in the treatment of mild to moderately several acne vulgaris at early intervals up to six weeks compared with a leading BPO/Clindamycin drug combination, without the concerns associated with antibiotic resistance;

•                  On August 1, launched Obagi’s first ever national DTC awareness campaign that is designed to increase consumer education of the Obagi Condition & Enhance System. The campaign was developed to educate consumers about the benefits of complementing facial procedures in order to optimize overall aesthetic results and to take another step in investing in, and partnering with, our physician customer base; and

•                  Expanded the company’s domestic sales force to 130 people, as of today, up from 109 at the end of March.  This includes a 20-person sales force hired in anticipation of the new product launch.  As a result, the company will initially have 45 dedicated sales people promoting SoluCLENZ to high prescribing therapeutic dermatologists who prefer the option to prescribe their acne treatments for dispensing by a pharmacy.

Chief Executive Officer, Steve Carlson, stated, “During the second quarter, in spite of the impact economic conditions are having on consumer spending, our domestic business continued to demonstrate both stability and growth across all our product lines, albeit a modest 6%.  On the international front, sales grew 7% as we began to see early signs of success with new distributors in the U.K. and Russia, which was partially offset by a decline in our licensing revenues.  Sales of our core Nu-Derm product line grew 5% for the quarter, compared to last year, while continued strong acceptance of ELASTIderm, with the recently launched ELASTIderm Décolletage System, produced 14% growth.  For our therapeutic products, we benefited from growth in CLENZIderm M.D. sales in the physician-dispensed market.  With an approximate $1.5 billion U.S. prescription market for topical acne treatments, we believe the strategy of launching a pharmacy-dispensed form of our solubilized BPO technology gives physicians the additional option to provide patients with a prescription of SoluCLENZ Rx Gel that can be filled at the pharmacy.  In spite of the continuing economic uncertainty, we remain confident in our future growth opportunities and Obagi Medical Products’ position as a leader in the aesthetic skin care marketplace and a formidable competitor in the therapeutic skin care market.”

Results for the First Six Months of 2008

For the first six months of 2008 compared with the first six months of 2007:

•                  Net sales were $53.1 million, an increase of 8% compared with $49.1 million;

•                  Operating income declined 5% to $12.4 million, compared to $13.0 million;

•                  Net income rose to $7.5 million, or $0.33 per diluted share, compared with net income of $6.9 million, or $0.31 per diluted share;

•                  Gross margin percentage was 81.6% compared with 82.7%; and

•                  Net interest income was $123,000 compared with net interest expense of $1.7 million representative of reducing our outstanding debt.

Revisions to Financial Guidance

The company’s guidance for the remainder of the year incorporates: the continuing uncertainty regarding economic conditions, its strategic investments in the DTC awareness campaign and the first product launch into pharmacy-dispensed distribution (with minimal revenue recognition in the third quarter), coupled with the historical seasonally flat to down third quarter from second.  The company expects the third quarter revenue to be in the range of $25.5 to $27.5 million and EPS in the range of $0.13 to $0.15.  The third quarter 2008 expenses include the mentioned above strategic investments and a one time expense associated with incremental rent of the new corporate headquarters, which collectively amounts to approximately $1.6 million (pre-tax), or an EPS impact of $0.04 per share.

The company expects these new strategic investments to start showing benefits during the fourth quarter and to see their full effects in 2009.  The company expects the fourth quarter revenue to be in the range of $31.0 to $33.0 million and EPS in the range of $0.26 to $0.29 based on an expected positive initial acceptance of the SoluCLENZ product line as well as historical seasonal strength at year end.

Strengthened Balance Sheet

As of June 30, 2008, the company was debt free with cash and cash equivalents totaling $23.2 million compared with $14.1 million at December 31, 2007.  Working capital totaled $42.9 million and stockholders’ equity totaled $58.3 million as of June 30, 2008.  This compares with $34.2 million in working capital and $49.7 million in stockholders’ equity as of December 31, 2007.

Stock Repurchase Plan

On August 5, 2008, the Board of Directors approved a stock repurchase plan of up to $10 million in aggregate of Obagi Medical Products common stock.  The repurchases will be made from time to time in the open market at prevailing market prices or in privately negotiated transactions.  The repurchase plan is expected to remain in effect for two years unless modified by the Board of Directors.

Conference Call Information

Obagi’s management will host a conference call to discuss the company’s financial performance today at 8:30 a.m. Eastern time (5:30 a.m. Pacific time).  Investors interested in participating in the live call can dial (800) 762-8795 from the U.S. International callers can dial (480) 629-9029.  A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, August 25, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 for international callers and entering confirmation code 3903043. There also will be a simultaneous webcast that will be archived for 30 days on the Investor Relations section of the company’s web site at www.obagi.com.

About Obagi Medical Products, Inc. (www.obagi.com)

Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical’s products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi’s skin care product introductions are as follows: Obagi Nu-Derm™, 1988; Obagi-C Rx™ (the only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm™ Condition and Enhance for use with cosmetic procedures, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D.™ acne therapeutic systems, 2007; a formulation of

CLENZIderm M.D.™ Systems for normal to dry skin, June 2007; ELASTIderm™ Décolletage System, January 2008 and SoluCLENZ Rx Gel™ in August 2008.

Forward Looking Statements

There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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Obagi Medical Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,192	$14,054
Accounts receivable, net	16,347	17,370
Accounts receivable from related parties, net	2,144	982
Inventories, net	8,310	6,047
Prepaid expenses and other current assets	5,121	5,782
Total current assets	55,114	44,235
Property and equipment, net	2,826	2,759
Goodwill	4,629	4,629
Intangible assets, net	5,560	5,760
Other assets	2,360	2,380
Total assets	$70,489	$59,763
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$8,226	$6,664
Current portion of long-term debt	48	54
Accrued liabilities	3,918	3,274
Total current liabilities	12,192	9,992
Long-term debt	30	42
Total liabilities	12,222	10,034
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value; 100,000,000 shares authorized, 22,678,738 and 22,653,349 shares issued and 22,657,960 and 22,643,564 shares outstanding at June 30, 2008 and December 31, 2007, respectively	23	23
Additional paid-in capital	56,869	55,805
Accumulated earnings (deficit)	1,466	(6,031)
Accumulated other comprehensive loss	(91)	(68)
Total stockholders’ equity	58,267	49,729
Total liabilities and stockholders’ equity	$70,489	$59,763

Obagi Medical Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales	$27,772	$26,067	$53,146	$49,113
Cost of sales	5,053	4,560	9,774	8,521
Gross profit	22,719	21,507	43,372	40,592
Selling, general and administrative expenses	13,980	12,523	28,275	24,836
Research and development expenses	1,281	1,522	2,717	2,766
Income from operations	7,458	7,462	12,380	12,990
Interest income	85	56	188	100
Interest expense	(28)	(1,021)	(65)	(1,755)
Income before provision for income taxes	7,515	6,497	12,503	11,335
Provision for income taxes	3,011	2,561	5,006	4,473
Net income	$4,504	$3,936	$7,497	$6,862
Net income attributable to common shares
Basic	$0.20	$0.18	$0.33	$0.31
Diluted	$0.20	$0.18	$0.33	$0.31
Weighted average common shares outstanding
Basic	22,652,066	21,801,961	22,649,160	21,801,961
Diluted	22,653,458	21,970,838	22,711,395	21,923,959

Segment Information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales by segment
Skin health	$26,767	$24,908	$50,952	$47,166
Licensing	1,005	1,159	2,194	1,947
Net sales	$27,772	$26,067	$53,146	$49,113
Gross profit by segment
Skin health	$21,749	$20,386	$41,246	$38,719
Licensing	970	1,121	2,126	1,873
Gross profit	$22,719	$21,507	$43,372	$40,592
Geographic information
United States	$23,337	$21,914	$44,768	$41,529
International	4,435	4,153	8,378	7,584
Net sales	$27,772	$26,067	$53,146	$49,113

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales by product line
Skin health
Nu-Derm	$16,493	$15,743	$29,209	$29,592
Vitamin C	3,427	3,387	6,282	5,838
Elasticity	2,533	2,219	7,103	4,432
Therapeutic	1,467	1,060	2,909	2,408
Other	2,847	2,499	5,449	4,896
Total	26,767	24,908	50,952	47,166
Licensing	1,005	1,159	2,194	1,947
Total net sales	$27,772	$26,067	$53,146	$49,113